Exhibit 99.1

To: All Employees

From: Willy Walker

Date: April 17, 2023

Time: 4:00 pm ET

Subject: Today’s Actions

Dear WDers:

Today is a sad day for all of us at Walker & Dunlop, as we have said farewell to more than 100 of our colleagues and friends, all of whom have made important contributions to our company.

We held on to our entire team entering 2023 thinking that commercial real estate transactions would recover once the Federal Reserve stopped raising rates. Unfortunately, with the Fed still raising rates, and the market disruption caused by the recent bank failures, we simply don't have visibility into when market activity will return to normal and must take action.

Today is one of those super challenging days when we deliver extremely hard news, thank an exceptional group of people for all their service and contributions to W&D, and then must immediately focus on our ongoing business, strategy, and growth.

As you process the actions taken today, please keep in mind:

1)	We approached this reduction thoughtfully, holistically, and strategically. The decisions to eliminate positions across the enterprise were based on a careful evaluation of each department’s needs. No decision was easy.

2)	We are committed to supporting our colleagues as they transition out of W&D. We are providing separation packages with outplacement support and will do all we can to help them explore new opportunities.

3)	We remain committed to ALL of our business lines. We could dramatically cut or exit businesses that the market is severely impacting today. We are not. We have the financial wherewithal and confidence in our future growth to continue investing in these businesses.

4)	Looking ahead, we have a great deal to be optimistic about:

i.	We have an exceptional business model that provides long-term financial stability due to our scaled servicing and asset management businesses.

ii.	We are the largest GSE lender in the U.S. and second-largest HUD lender. Access to counter-cyclical capital, guaranteed by the US Government, is in high demand today, and we expect to maintain our market-leading position in 2023 and beyond.

iii.	The recent bank failures present a huge opportunity for growth in our debt brokerage and asset management businesses. Borrowers go direct to banks, and when regional and local banks pull back on lending, borrowers will turn to debt brokers to find financing. And as banks pull back on commercial real estate lending, our asset management business has the opportunity to raise capital to meet the borrowing needs of our customers.

iv.	We have zero credit risk on any commercial real estate asset class beyond multifamily, and our multifamily at-risk portfolio is filled with exceptional, conservatively underwritten loans.

v.	80% of our lending and sales activity is in multifamily. And while the current market is challenging, other commercial real estate asset classes, such as office, have far deeper problems. We are fortunate that our strategy and growth has been predominantly in the multifamily industry.

vi.	Finally, we have an amazing team and culture at W&D. While saying goodbye to our friends and colleagues is extremely difficult, the more than 1,300 of us who remain will continue to make this company special. We are facing the current market challenges head-on and are now stronger and more competitive than ever before.

We will hold an All-Company Town Hall at 5:00pm ET today to come together as a team, discuss the action we have taken, and answer any questions you have.

Thank you for all you do at W&D.  I look forward to seeing all of you on the Zoom call in an hour.

Sincerely,

Willy